Exhibit 23.1

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-1 of Roadzen Inc. of our report dated June 22, 2023 and review report dated February 10, 2024 relating to the financial statements of Roadzen Inc.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ ASA & Associates, LLP

New Delhi, India

April 15, 2024